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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MAY 1, 1997


                      LEXINGTON CORPORATE PROPERTIES, INC.
                      ------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


          MARYLAND                    1-12386                 13-3717318
          --------                    -------                 ----------
(STATE OR OTHER JURISDICTION     (COMMISSION FILE           (IRS EMPLOYER
     OF INCORPORATION)                NUMBER)             IDENTIFICATION NO.)


                 355 LEXINGTON AVENUE, NEW YORK, NEW YORK 10017
                 ----------------------------------------------
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                 (212) 692-7260
                                 --------------

                                 NOT APPLICABLE
                                 --------------
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)
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Item 2. Acquisition or Disposition of Assets.

On May 1, 1997, Lexington Corporate Properties, Inc., a real estate investment trust organized under the laws of the State of Maryland (the "Registrant"), acquired a 65,755 square foot office/research and development facility in Rancho Bernardo, California for approximately $7.7 million. The Rancho Bernardo property is currently leased to Cymer, Inc. under a net lease which expires in December 2009. The acquisition was financed with cash proceeds from the sale of convertible preferred stock. The lease provides for current annualized base rent payments (including a management fee) of $736,872, which will increase to $755,294 on June 1, 1997 and by approximately 5% every two years thereafter. The average annual net rent payable during the remaining lease term is $860,419, or approximately 11.1% of the purchase price.

Additionally, on May 29, 1997, the Registrant entered into a definitive agreement to acquire, through a merger, Corporate Realty Income Trust I ("CRIT"). As a result of the merger, the Registrant will acquire three properties, totaling approximately 560,000 net rentable square feet, which are net leased to Circuit City Stores, Inc., Allegiance Healthcare Corporation (guaranteed by Baxter International, Inc.) and Dana Corporation and are located in Richmond, Virginia; Bessemer, Alabama; and Gordonsville, Tennessee, respectively. The weighted average lease term for the properties acquired in connection with the merger will be approximately 10.9 years as of the closing date, anticipated to occur in September 1997. In connection with the merger, the Company will assume approximately $15.4 million of mortgage indebtedness (with an average weighted interest rate thereon of 8.97%) and will make a payment of approximately $18.15 million, of which at least $17.15 million will be comprised of Lexington common stock, with the balance payable in cash or shares of common stock, at the option of CRIT. The Company expects to issue between 1.29 and 1.37 shares of its common stock for each outstanding CRIT share. The total combined current annualized base rent on the three properties is approximately $3.3 million. The average annual rent payable during the remaining lease term is approximately $3.6 million. The closing of the merger is subject to the approval of CRIT's shareholders and to the satisfaction of certain other customary closing conditions, and there can be no assurance that the CRIT Acquisition will be consummated.

Upon completion of the merger, CRIT will cease to exist and the Registrant will be the surviving entity. CRIT was formed as a Massachusetts business trust on June 27, 1989 and qualified as a real estate investment trust in 1990.

Assuming the merger occurs in September 1997, the properties are expected to have the following debt terms and outstanding balances: the Circuit City property mortgage, maturing March 1, 2000, is expected to have a mortgage balance of $13.1 million outstanding and an interest rate of 8.875%; the Dana property mortgage, maturing October 1, 2002, is expected to have a mortgage balance of $1.3 million outstanding and an interest rate of 9.5%; and the Allegiance property mortgage, maturing September 1, 2001, is expected to have a mortgage balance of $1.0 million outstanding and an interest rate of 9.5%.

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ITEM 7. FINANCIAL STATEMENTS, PRO FORMA INFORMATION AND EXHIBITS.

        (a) Financial statements of properties acquired.

            As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Registrant to provide the financial statements required pursuant to this Item 7(a). The Registrant intends to file such financial statements as soon as practicable hereafter but in any event not later than July 29, 1997.

        (b) Pro forma financial information.

            As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Registrant to provide the financial information required pursuant to this Item 7(b). The Registrant intends to file such financial statements as soon as practicable hereafter but in any event not later than July 29, 1997.

        (c) The financial statements included within Corporate Realty Income Trust I's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 33-29987) are hereby incorporated by reference into the Registrant's Registration Statement on Form S-3 (Registration No. 333-3688), and have been so incorporated in reliance on the report of Ernst & Young LLP, independent certified public accountants, given on authority of said form as experts in accounting and auditing. The following consent is also hereby incorporated by reference into such Registration Statement:

            23 -- Consent of Ernst & Young LLP related to Registration Statement on Form S-3 (Registration No. 333-3688).



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        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      LEXINGTON CORPORATE PROPERTIES, INC.

                                      By: /s/ T. Wilson Eglin
                                          -------------------------------------
                                          T. Wilson Eglin
                                          President and Chief Operating Officer

Date: May 30, 1997

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                                EXHIBIT INDEX


Exhibit No.              Description

   23                    Consent of Ernst & Young LLP